RESTATED EMPLOYMENT AGREEMENT

This Restated Agreement, is effective the 1st day of January, 2001, by and between Synalloy Corporation, a corporation organized under the laws of the State of South Carolina (the "'Corporation"'), and James G. Lane, Jr. a resident of Greenville, South Carolina ( the "'Employee"').

W I T N E S S E T H:

WHEREAS, the Corporation and the Employee are parties to that certain agreement dated September 24th, 1986, as amended from time to time, respecting the Employee's employment with the Corporation ( the "'Employment Agreement"'); and

WHEREAS, the parties desire to restate the terms of the Employment Agreement so the terms of the original employment agreement and all applicable previously adopted amendments thereto are reflected in one agreement; and

That in consideration of the agreements hereinafter contained, the parties hereto agree as follows:

    Employment. The Corporation agrees to employ the Employee and the Employee agrees to serve the Corporation as Chief Executive Officer until December 31, 2001, and in such other capacity as the Board of Directors of the Corporation ( the "'Board"') may designate from time to time. The Corporation agrees that during the term hereof, it will not require the Employee to relocate his residence in order to perform his duties hereunder.

    Term. During the term of his employment, the Employee shall devote his full time, attention, skill and efforts to the performance of his duties for the Corporation.

    Compensation. The Corporation shall pay the Employee beginning January 1, 2001, and continuing during the term of his employment hereunder, a base salary of One Hundred Eighty Thousand and 00/100ths Dollars ($180,000.00) per year together with compensation payable as provided in Paragraph 4 below, unless forfeited by the occurrence of any of the events of forfeiture specified in Paragraph 8 below. Salary shall be payable quarterly.

    Bonus. In addition to the base salary provided for in Paragraph 3 above, for each fiscal year beginning with the fiscal year ending December 31, 2001 and provided Employee is in the employ of the Corporation on the last day of such fiscal year (except as provided in paragraphs 6 and 7 hereof), the Employee shall be entitled to a bonus equal to four percent (4%) of "'net earnings before income taxes"' in excess of ten percent (10%) of average shareholders' equity.

    As used in this Agreement, the term "'net earnings before income taxes"' shall mean the net earnings from all continuing operations of the Corporation after allowances for parent company expenses (other than the bonus-compensation payable under this Agreement). Such net earnings before income taxes shall be determined and certified by the independent public accountants regularly retained by the Corporation, in accordance with sound accounting principles and consistent with the past accounting practices of the Corporation (except as otherwise expressly provided for herein), within ninety (90) days after the end of its fiscal year (December 31), and the determination of such accountants (not only with respect to the amounts involved, but also with respect to what constituted net earnings from operations) shall be final, binding and conclusive upon the parties hereto. In making such determination, all gains or losses realized on the sale or other disposition of capital assets shall be excluded. The Corporation may at any time or times change or discontinue any or all of its present or future operations, or may close, sell or move any one or more of its plants, facilities or divisions, or may undertake any new or other operations, or may take any and all other steps which the Board, in its exclusive judgment, shall deem advisable or desirable for the Corporation, and if any such action taken by the Corporation or its Board adversely affects net earnings after before hereinabove defined, the Employee shall have no claim or recourse by reason of any such action.

    Vacations. The Employee shall be entitled (each year) to a vacation of four (4) weeks, during which time his compensation shall be paid in full. Said vacation may be taken by the Employee over a consecutive period or in several non-consecutive periods, at the discretion of the Employee.

    Disability. If because of illness, physical or mental disability, or other incapacity, certified by a physician acceptable to the Corporation, Employee shall fail to render the services provided for by this Agreement, or if Employee contracts an illness or injury, certified by a physician acceptable to the Corporation, which will permanently prevent the performance by him of the services provided for by this Agreement, then the "'base salary"' provided for in Paragraph 3 hereof shall continue to the next anniversary date of the term of this Agreement, but in no event less than three (3) months, with the bonus-compensation for that fiscal year to be prorated to the date Employee's disability commenced; provided, however, should any such disability result from a pre-existing condition of Employee's health at October 1, 1986, then the Corporation, at its option, may terminate the period of employment under this Agreement by notice to Employee, effective ninety (90) days after the giving of such notice, during which ninety-day notice period Employee's "'base salary"' shall continue, any bonus-compensation to which the Employee may be entitled under Paragraph 3 hereof to be prorated to the date such ninety (90) day notice of termination is given Employee.

    Death. If the Employee dies during the term of this Agreement, then the "'base salary"' provided for in Paragraph 3 hereof shall continue to the next anniversary date of the term of this Agreement, but in no event less than three (3) months, which "'base salary"' shall be paid to the estate of Employee, with the bonus-compensation for that fiscal year to be prorated to the date of Employee's death; provided, however, should the death of Employee result from a pre-existing condition of his health at October 1, 1986, the Corporation may terminate this Agreement upon payment to the estate of Employee of three (3) months "'base salary"' and that portion of the bonus-compensation prorated to the date of Employee's death. In the event of Employee's death and the termination of this Agreement on the terms of this paragraph, all obligations of the Corporation under this Agreement shall cease and terminate.

    Termination for Cause. Nothing in this Agreement shall be construed to prevent the Corporation from terminating Employee's employment hereunder at any time (a) because of his fraud, dishonesty, gross negligence, willful misconduct, misappropriation, embezzlement, excessive absences from work (except for reasons of health), or the like, or (b) if he shall have violated any provisions of this paragraph shall not constitute a breach of this Agreement by the Corporation.

    Covenant Not to Compete. Employee agrees during the term of employment and for a period of two (2) years after his employment terminates, the Employee will not, without the prior written approval of the Board, become an officer, employee, agent, partner, or director of any business enterprise in substantial, direct competition with the businesses of the Corporation or any subsidiary of the Corporation as they existed on the date his employment terminated and limited to the States of South Carolina, Tennessee, and Alabama. However, Employee shall not be prohibited from competing in the insurance and self-insurance industries.

    Severability. The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.

    Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in the City of Spartanburg, State of South Carolina, in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any Court having jurisdiction thereof.

    Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered or certified mail to his residence in the case of Employee, or to its Executive Offices in the case of the Corporation.

    Benefit. This Agreement, in accordance with its terms and conditions, shall inure to the benefit of and be binding upon the Corporation, its successors and assigns, including but not limited to any corporation which may acquire all or substantially all of the Corporation's assets and business, or with or into which the Corporation may be consolidated or merged, and Employee, his heirs, executors, administrators, and legal representatives, provided that the obligations of the Employee hereunder may not be delegated. Employee agrees, however, that any such sale or merger shall not be deemed a termination hereunder provided that the Employee's operational duties are not substantially reduced as a result thereof.

    Situs. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina.

    Entire Agreement. This instrument contains the entire agreement of the parties hereto. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WITNESSES	SYNALLOY CORPORATION

By:
Gregory M. Bowie
	Its:	Vice President, Finance
As to Synalloy Corporation

James G. Lane, Jr.

As to Synalloy Corporation